Exhibit 10.91

THIRD ADDENDUM TO LEASE

THIS THIRD ADDENDUM TO LEASE (“Third Addendum”) is made and entered into as of this 31st day of October, 2001, by and between GEE ASPORA LLC, a California limited liability company (“Landlord”), and CALYPTE BIOMEDICAL CORPORATION, a Delaware corporation (“Tenant”).

RECITALS

A.  Landlord’s predecessors-in-interest, Commercial Center Bank, a California corporation (“Commercial”) and Tech Center Partners, a California general partnership (“Tech Center”), and Tenant entered into an Agreement to Lease dated July 22, 1992, that certain First Addendum to Lease dated September 20, 1992 and that certain Second Addendum to Lease dated July 21, 1997 (collectively, the “Lease”) covering those certain premises consisting of approximately Twenty Thousand Three Hundred Eleven (20,311) rentable square feet in that certain building situated in the City of Alameda, County of Alameda, State of California, and more commonly known as a 1265 Harbor Bay Parkway (the “Premises”).

B.  Landlord acquired fee title to certain real property and title to improvements, including the Premises, from Tech Center and succeeded to the interest of Tech Center and Commercial under the Lease.

C.  Landlord and Tenant now desire to amend the Lease according to the terms and conditions set forth herein. Capitalized terms used in this Addendum and not otherwise defined shall have the meaning ascribed to them in the Lease.

AGREEMENT

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Condition Precedent To Lease Addendum.    This Amendment and the parties’ obligations hereunder are subject to the receipt by Landlord, no later than fifteen (15) business days after the date hereof, of the Lender’s Consent, as hereinafter defined. Landlord hereby agrees to use diligent efforts to obtain the Lender’s Consent by such date; however, if Landlord does not receive the Lender’s Consent by such date, this Amendment shall, at Landlord’s option, thereupon be null and void and of no further force or effect and, in such case, neither party shall have any further rights, obligations, or liabilities hereunder. As used herein, the term “Lender’s Consent” means either (i) a written consent to this Amendment in a form reasonably satisfactory to Landlord, executed by the holder of the promissory note secured by that certain Deed of Trust (the “Deed of Trust”) encumbering the fee interest in the real property of which the Premises are a part) recorded on April 27, 1999 in the Official Records of Alameda County, California at Series No. 99166785 (the “Lender”) or (ii) Lender’s deemed approval of this Addendum pursuant to the terms and conditions of the Deed of Trust.

2.    Temporary Partial Rental Deferral.    As an accommodation to Tenant and in consideration of the delivery of the L-C and Shares, each as defined herein, Landlord hereby agrees that, notwithstanding anything to the contrary contained in the Lease but subject to the terms and conditions of this Third Addendum, Landlord shall partially defer the payment of Rent (the “Deferral”) in the amount of Ten Thousand Nine Hundred Eighty Five Dollars ($10,985.00) per month (the “Deferred Amount”) for each of the months of October, November and December, 2001 and the month of January 2002 (collectively, the “Deferral Period”). As a result of the Deferral, Tenant agrees to pay Landlord, on or before the fifteenth (15th) day of each month during the Deferral Period, Twenty Thousand Dollars ($20,000.00) as Base Monthly Rent (the “Accommodation Rent”) and One Thousand Dollars ($1,000.00) per month as a credit towards the Additional Rent payable under the Lease (the “Additional

Rent Credit”). In the event the Additional Rent Credit exceeds the actual Additional Rent payable under the Lease, such excess amount shall be retained by Landlord as an additional cash security deposit (the “Additional Cash Security Deposit”) to be held in accordance with the terms and conditions of Section 6 of the Lease. Provided that Tenant is not in default under the Lease and Landlord is not otherwise entitled to retain or apply the Additional Cash Security Deposit in whole or in part, Landlord shall return the Additional Cash Security Deposit to Tenant upon full repayment of the Deferred Amount as provided herein. In the event the Accommodation Rent and/or the Additional Rent Credit is not paid on or before the fifteenth (15th) day of each month of the Deferral Period, Tenant shall be in material default under the Lease and shall pay Landlord the late payment charges set forth in Section 5 of the Lease in addition to all amounts, relief or remedies to which Landlord may otherwise be entitled. Beginning February 1, 2002, Tenant shall repay, together with each installment of Base Monthly Rent, the Deferred Amount for each month of the Deferral Period according to the following schedule:

February 1, 2002
$10,985less the fair market value of 10,000 shares issued to Landlord pursuant to Section 4 determined by taking the average closing price (the “Closing Price”) of such shares on the 12th, 15th and 16th of October, 2001; provided, however, that the Closing Price shall be capped at One Dollar ($1.00) per share regardless of the actual Closing Price. If at least 10,000 shares have not been issued as of February 1, 2002 or such shares are not listed on the OTC, then such Shares shall be valued at Zero Dollars ($0.00).

March 1, 2002
$10,985less the fair market value of 10,000 shares issued to Landlord determined by taking the Closing Price of the shares on the 14th, 15th and 16th of November, 2001; provided, however, that the Closing Price shall be capped at One Dollar ($1.00) per share regardless of the actual Closing Price. If at least 20,000 shares have not been issued by March 1, 2002 or such shares are not listed on the OTC, then such Shares shall be valued at Zero Dollars ($0.00).

April 1, 2002
$10,985less the fair market value of 10,000 shares issued to Landlord determined by taking the Closing Price of the Shares on the 14th, 17th and 18th of December, 2001; provided, however, that the Closing Price shall be capped at One Dollar ($1.00) per share regardless of the actual Closing Price. If at least 30,0000 shares have not been issued by April 1, 2002 or such shares are not listed on the OTC, then such Shares shall be valued at Zero Dollars ($0.00).

May 1, 2002
$10,985less the fair market value of the 10,000 shares issued to Landlord determined by taking the Closing Price of the Shares on the 14th, 15th and 16th of January, 2002; provided, however, that the Closing Price shall be capped at One Dollar ($1.00) per share regardless of the actual Closing Price. If at least 40,000 shares have not been issued by May 1, 2002 or such shares are not listed on the OTC, then such Shares shall be valued at Zero Dollars ($0.00).

Tenant acknowledges that Landlord is agreeing to the terms and conditions of this Section 2 as a temporary accommodation to Tenant and nothing contained herein shall be deemed a waiver or reduction of Rent or the waiver or release of any right or remedy of Landlord under the Lease or that is otherwise available to Landlord at law, in equity, or by statute. Tenant further acknowledges and agrees that Tenant shall resume paying the full Base Monthly Rent and Additional Rent, as set forth in and accordance with the Lease, on February 1, 2002.

3.    Letter of Credit.    Within five (5) business days of Tenant’s execution of this Addendum, Tenant shall deliver to Landlord an unconditional, “clean,” irrevocable letter of credit (the “L-C”) in the initial amount of Fifty Thousand Dollars ($50,000.00), which L-C shall be issued by a money-center bank (a bank which accepts deposits, maintains accounts, has a local San Francisco-Bay Area office which will negotiate a letter of credit, and whose deposits are insured by the FDIC) reasonably acceptable to Landlord. The L-C shall be in a form reasonably satisfactory to Landlord and provide, among other things, that (i) Gee-Aspora LLC, a California limited liability company is the named beneficiary of the L-C, (ii) partial draws under the L-C are permitted, (iii) the L-C is transferable in its entirety without charge to the beneficiary, and (iv) notwithstanding any expiration date of the L-C, the term of the L-C shall automatically renew throughout the Lease Term and for sixty (60) days following the expiration of the Lease Term for successive, additional one (1) year periods unless, at least thirty (30) days prior to any such date of expiration, the issuer notifies Landlord in writing that the L-C will not be renewed. Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining the L-C. The L-C shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants, and conditions of the Lease, as amended hereby, to be kept and performed by Tenant. The L-C shall not be mortgaged, assigned or encumbered in any manner whatsoever by Tenant without the prior written consent of Landlord which consent may be withheld in Landlord’s sole and absolute discretion. If Tenant defaults with respect to any provision of the Lease, including, but not limited to the provisions relating to the payment of Rent, or if Tenant fails to deliver or renew the L-C for at lease an additional one (1) year period at least thirty (30) days before its expiration, Landlord may, but shall not be required to, draw upon all or any portion of the L-C: (a) for payment of any Rent or any other sum in default, (b) for the payment of any amount that Landlord may reasonably spend or may become obligated to spend by reason of Tenant’s default, (c) to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s default or (d) to apply the proceeds as set forth in items (a) through (c), and cause the remainder to become an “L-C Security Deposit,” as defined below. The use, application or retention of the L-C, shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Any amount of the L-C which is drawn upon by Landlord, but is not used or applied by Landlord, shall be held by Landlord and deemed a security deposit (the “L-C Security Deposit”). If any portion of the L-C is drawn upon, Tenant shall, within five (5) days after written demand therefor, either (i) deposit cash with Landlord (which cash shall be applied by Landlord to the L-C Security Deposit) in an amount sufficient to cause the sum of the L-C Security Deposit and the amount of the remaining L-C to be equivalent to the amount of the L-C then required under this Lease or (ii) reinstate the L-C to the amount then required under this Lease, and if any portion of the L-C Security Deposit is used or applied, Tenant shall, within five (5) days after written demand therefor, deposit cash with Landlord (which cash shall be applied by Landlord to the L-C Security Deposit) in an amount sufficient to restore the L-C Security Deposit to the amount then required under this Lease, and Tenant’s failure to do so shall be a material default under the Lease. Tenant acknowledges that Landlord has the right to transfer or mortgage its interest in the Project, in the Building and in this Lease and Tenant agrees that in the event of any such transfer or mortgage its interest in the Project, in the Building and in this Lease, Landlord shall have the right to transfer or assign the L-C Security Deposit and/or the L-C to the transferee or mortgagee, and in the event of such transfer, Tenant shall look solely to such transferee or mortgagee for the return of the L-C Security Deposit and/or the L-C. Tenant shall, within five (5) days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm Landlord’s transfer or assignment of the L-C Security Deposit and/or the L-C to such transferee or mortgagee. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the L-C Security Deposit and/or the L-C, or any balance thereof, shall be returned to Tenant within thirty (30) days following the expiration of the Lease Term.

4.    Stock Issuance.    As additional consideration to Landlord for the Deferral, Tenant shall issue Landlord Forty Thousand (40,000) shares of Tenant’s Common Stock (the “Shares”). Tenant shall use its best commercially reasonable diligent efforts to issue the Shares to Landlord as soon as possible but, in no event, later than May 15, 2002. Irrespective of Tenant’s compliance with the terms and conditions of Section 2 above, in the event Tenant fails to deliver the Shares to Landlord on or before May 15, 2002 or fails to use its best commercially reasonable diligent efforts to ensure the Shares are properly registered with the appropriate governmental entities including, but not limited to, the Securities & Exchange Commission in accordance with all applicable laws, Tenant shall be deemed in material default of the Lease and Landlord may, but shall not be obligated to, draw against the L-C an amount equal to the greater of (i) Forty Three Thousand Nine Hundred Forty Dollars ($43,940.00) or (ii) the fair market value of the Shares as of May 15, 2002. Tenant represents, warrants and covenants to Landlord that: (i) Tenant is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to issue the Shares, (ii) upon issuance of the Shares to Landlord, Tenant has (or will have) a sufficient number of authorized but unissued shares of common stock to be able to issue all of the Shares, (ii) the Shares, when issued pursuant to the terms of this Addendum, shall be duly authorized, validly issued and outstanding, fully paid, non-assessable and listed for trading on the NASD over-the-counter exchange (the “OTC”) or other nationally recognized exchange, without any transfer or other restrictions, (iii) the execution and delivery of this Addendum and the consummation of the transactions provided in this Section 4 do not and will not, with or without the giving of notice, the lapse of time or both, result in the breach of any of the terms and provision of, or constitute a default under, or conflict with, or cause any acceleration of any obligation of Tenant under, any agreement, indenture or other instrument by which Tenant is bound, Tenant’s Certificate of Incorporation or Bylaws, any judgment, decree, order or award of any court, governmental body, or arbitrator, or any applicable law, rule or regulation, and (iv) neither Tenant’s report on Form 10-K for the year ended December 31, 2000 nor any other document filed by Tenant with the Securities and Exchange Commission since December 31, 2000, contained a misstatement of a material fact or failed to state a material fact required to be stated therein or necessary to make statements therein not misleading as of the date such filing was made. All representations and warranties made in this Section 4 shall continue to be true and correct at and as of the issuance and delivery of the Shares to Landlord as if made at the time of such issuance. Notwithstanding anything to the contrary contained herein, in the event this Lease terminates for any reason before Tenant’s issuance of the Shares to Landlord, Landlord shall be entitled to all of the Shares and Tenant shall, immediately upon demand and compliance with all federal and state securities laws, deliver the Shares to Landlord. Tenant’s obligation to so deliver the Shares shall survive the termination of the Lease.

5.    Estoppel.    Tenant agrees that (i) Landlord has performed all of its obligations under the Lease as of the date hereof, and (ii) no event has occurred or is occurring which, with the passage of time or the giving of notice, or both, would constitute a default by Landlord or Tenant under the Lease.

6.    Ratification.    The Lease, as amended by this Third Addendum, is hereby ratified by Landlord and Tenant and Landlord and Tenant hereby agree that the Lease, as so amended, shall continue in full force and effect. In the event of any conflict between this Third Addendum and the Lease, the terms and conditions of this Third Addendum shall control.

7.    General Provisions.

(a)  Attorneys’ Fees.    In the event of any action by Landlord or Tenant concerning the subject matter of this Addendum, the prevailing party shall be entitled to recover from the non-prevailing party its costs and expenses of enforcing or protecting its rights hereunder, including reasonable attorneys’ fees and court costs.

(b)  Binding on Successors.    The terms and conditions of this Third Addendum shall be binding upon and inure to the benefit of the successors and assignees of the parties.

(c)  Amendments.    No subsequent change or addition to this Third Addendum shall be binding unless in writing and duly executed by both Landlord and Tenant.

(d)  Counterparts.    This Third Addendum may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same agreement. The parties agree that a singed copy of this Addendum transmitted by one party to the other party by facsimile transmission shall be binding upon the sending party to the same extent as if it had delivered a signed ink original of this Addendum.

(e)  Authority.    The undersigned persons represent that they are authorized and have the legal capacity to enter into this Third Addendum.

[Signatures On Following Page]

IN WITNESS WHEREOF, the parties have executed this Third Addendum effective as of the date first set forth above.

LANDLORD:	TENANT:

GEE-ASPORA LLC, a California limited liability company /s/ GLORIA GEE By: Co-Manager Its: October 31, Date: , 2001	CALYPTE BIOMEDICAL CORPORATION, a Delaware corporation /s/ NANCY E. KATZ By: President, CEO, CFO Its: October 31, Date: , 2001 By: Its: Date: , 2001

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